Exhibit 99.1

For Immediate Release

     STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES NEW CONTRACT WINS

Contact:	Maarten Hemsley, Chief Financial Officer Joseph Harper, President	(781) 934 2219 (281) 821 9091

Houston, TX — May 19, 2004. Sterling Construction Company, Inc. (Amex:STV), (“Sterling” or the “Company”), today announced that, in the last three days, its Sterling Houston Holdings subsidiary was the low bidder on four contracts with a total value of about $30 million, including a $12.4 million contract for Houston Metropolitan Transit Authority and a further $12.6 million contract for Harris County.

Commenting on the winning of these bids, Joseph Harper, the Company’s President, noted that although the projects are not scheduled for completion until 2005, they will help ensure that the Company achieves its budgeted revenues and profits in 2004.

Sterling operates through two subsidiaries, 80.1%-owned Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

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